EXHIBIT 23.8

Consent of Person Named to Become a Director

I hereby consent to my being named in the Registration Statement on Form S-l of Century Commercial Bancorp, Inc. (the “Company”), as a person who will become a director of the Company upon consummation of the transactions referenced therein.

/s/ Donald A. Latore
Donald A. Latore

Dated: December 18, 2007